BARBARA D. UNDERWOOD		DIVISION OF ECONOMIC JUSTICE
ATTORNEY GENERAL	(212) 416-8222	INVESTOR PROTECTION BUREAU

July 10, 2018

Stavros Triant

Golden Developing Solutions,Inc. 900 RR 620 So, #c101-143

Austin, TX 78734

Entity Name:	Golden Developing Solutions, Inc. (DVLP)
Date Rec'd:	6/12/18
File Number:	S34-26-77
Registration Type Fee:	M-11
Fee:	$1200

Dear Sir/Madam:

This letter is to acknowledge the registration of Golden Developing Solutions, Inc. (DVLP) and the receipt of the above filing fee.

The effective registration date is 6/12/18.

Please note that your registration number MUST appear on all future correspondence.

Very truly yours,

Investor Protection Bureau Registration Section

THIS REGISTRATION EXPIRES FOUR YEARS FROM THE EFFECTIVE REGISTRATION DATE.

28 LIBERTY STREET, NEW YORK,NY 10005 • PHONE(212) 416-8222 • FAX (212) 416-6042 • WWW.AG.NY.GOV